                                  EXHIBIT 23.1

         We have issued our report dated August 12, 2003, on the consolidated balance sheets of Lannett Company, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years then ended, included in its Annual Report on Form 10-KSB for the year ended June 30, 2003 filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in this Registration Statement on Form S-3 and the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
May 14, 2004

                                      II-7